                                                                                                  FYE
                                                                         ----------------------------------------------------
                                                            YTD Q2 2004     2003       2002       2001       2000        1999
                                                            -----------     ----       ----       ----       ----        ----
Pretax income from continuing operations, as reported        $ 14,198    $ 45,117   $ 22,910   $ 40,772   $ 47,533   $ 57,410

Adjustments:
  Fixed charges                                                 8,707      22,249     34,022     50,176     38,488     42,051
  Reclassify loss on early extinguishment of debt
    out of extraordinary                                                                                   (24,600)

Pretax income from continuing operations, as adjusted          22,905      67,366     56,932     90,948     61,421     99,461




Fixed charges:
  Interest expense, net                                         8,343      21,430     32,723     49,199     37,670     41,181
  Interest income                                                 (75)        145        726        448        158         36
  Interest component of rent expense (estimated at 7.25%)         439         674        573        529        660        834
                                                                8,707      22,249     34,022     50,176     38,488     42,051

EARNINGS TO FIXED CHARGES RATIO                                   2.6         3.0        1.7        1.8        1.6        2.4
